                                                                  Exhibit 12 (b)



                          J. C. PENNEY COMPANY, INC.
                      (the Company and all subsidiaries)

          Computation of Ratios of Available Income to Fixed Charges


                                                                          53 Weeks   52 Weeks
                                                52 Weeks Ended             Ended      Ended
                                       --------------------------------  ---------  ---------
                                        01/27/96   01/28/95    01/29/94   01/30/93   01/25/92
                                       ---------  ---------   ---------  ---------  ---------
($ Millions)

Income from continuing operations      $   1,333  $   1,696   $   1,550  $   1,245  $     456
 (before income taxes and               --------   --------    --------   --------   --------
 capitalized interest)

Fixed charges

 Interest (including capitalized
  interest)

     On operating leases                     102         95          97         96         95
     On short term debt                      129         92          43         43         42
     On long term debt                       254        225         246        281        288
     On capital leases                         6          7           9         10         11
     Other, net                                1         (1)          0         16         (3)
                                        --------   --------    --------   --------   --------

     Total fixed charges                     492        418         395        446        433
                                        --------   --------    --------   --------   --------

     Total available income            $   1,825  $   2,114   $   1,945  $   1,691  $     889
                                        ========   ========    ========   ========   ========

Ratio of available income to fixed
 charges                                     3.7        5.1         4.9        3.8        2.1
                                        ========   ========    ========   ========   ========

The interest cost of the LESOP notes guaranteed by the Company is not included in fixed charges above.